EXHIBIT 99.2

PART I. FINANCIAL INFORMATION

Item 1. Financial Statements.

AK STEEL HOLDING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in millions, except per share data)

	Three Months Ended March 31,
(unaudited)	2014	2013

Net sales	$1,383.5	$1,369.8

Cost of products sold (exclusive of items shown separately below)	1,335.6	1,252.3
Selling and administrative expenses (exclusive of items shown separately below)	60.2	51.6
Depreciation	48.7	48.6
Pension and OPEB expense (income)	(25.7)	(15.9)

Total operating costs	1,418.8	1,336.6

Operating profit (loss)	(35.3)	33.2

Interest expense	32.2	31.0
Other income (expense)	(1.9)	1.8

Income (loss) before income taxes	(69.4)	4.0

Income tax expense (benefit)	1.8	(2.8)

Net income (loss)	(71.2)	6.8
Less: Net income attributable to noncontrolling interests	14.9	16.7

Net income (loss) attributable to AK Steel Holding Corporation	$(86.1)	$(9.9)

Basic and diluted earnings per share:
Net income (loss) attributable to AK Steel Holding Corporation common stockholders	$(0.63)	$(0.07)

See notes to condensed consolidated financial statements.

AK STEEL HOLDING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(dollars in millions)

	Three Months Ended March 31,
(unaudited)	2014	2013
Net income (loss)	$(71.2)	$6.8
Other comprehensive income (loss), before tax:
Foreign currency translation gain (loss)	—	(1.1)
Cash flow hedges:
Gains (losses) arising in period	1.9	(3.0)
Reclassification of losses (gains) to net income (loss)	(2.7)	(3.9)
Unrealized holding gains (losses) on securities:
Unrealized holding gains (losses) arising in period	—	0.1
Pension and OPEB plans:
Gains (losses) arising in period	(5.3)	—
Reclassification of prior service cost (credits) included in net income (loss)	(17.3)	(19.1)
Reclassification of losses (gains) included in net income (loss)	(0.8)	7.3
Other comprehensive income (loss), before tax	(24.2)	(19.7)
Income tax expense (benefit) related to items of comprehensive income (loss)	—	—
Other comprehensive income (loss)	(24.2)	(19.7)
Comprehensive income (loss)	(95.4)	(12.9)
Less: Comprehensive income attributable to noncontrolling interests	14.9	16.7
Comprehensive income (loss) attributable to AK Steel Holding Corporation	$(110.3)	$(29.6)

See notes to condensed consolidated financial statements.

AK STEEL HOLDING CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in millions, except per share data)

(unaudited)	March 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$31.1	$45.3
Accounts receivable, net	498.9	525.2
Inventory, net	687.7	586.6
Deferred tax assets, current	70.4	69.6
Other current assets	38.2	46.5
Total current assets	1,326.3	1,273.2
Property, plant and equipment	5,884.4	5,871.9
Accumulated depreciation	(4,040.0)	(3,991.8)
Property, plant and equipment, net	1,844.4	1,880.1
Other non-current assets:
Investment in Magnetation LLC	186.5	187.8
Other non-current assets	258.2	264.6
TOTAL ASSETS	$3,615.4	$3,605.7
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$617.4	$601.8
Accrued liabilities	175.7	142.9
Current portion of long-term debt	0.6	0.8
Current portion of pension and other postretirement benefit obligations	73.4	85.9
Total current liabilities	867.1	831.4
Non-current liabilities:
Long-term debt	1,657.2	1,506.2
Pension and other postretirement benefit obligations	908.0	965.4
Other non-current liabilities	110.5	110.0
TOTAL LIABILITIES	3,542.8	3,413.0
Equity:
Common stock, authorized 200,000,000 shares of $0.01 par value each; issued 136,844,563 and 149,691,388 shares in 2014 and 2013; outstanding 136,712,665 and 136,380,078 shares in 2014 and 2013	1.4	1.5
Additional paid-in capital	1,909.3	2,079.2
Treasury stock, common shares at cost, 131,898 and 13,311,310 shares in 2014 and 2013	(0.9)	(174.0)
Accumulated deficit	(2,537.2)	(2,451.1)
Accumulated other comprehensive income	299.2	323.4
Total stockholders’ equity (deficit)	(328.2)	(221.0)
Noncontrolling interests	400.8	413.7
TOTAL EQUITY	72.6	192.7
TOTAL LIABILITIES AND EQUITY	$3,615.4	$3,605.7

The Condensed Consolidated Balance Sheets as of March 31, 2014 and December 31, 2013, include the following amounts related to consolidated variable interest entities, prior to intercompany eliminations. See Note 12 for more information concerning variable interest entities.

(unaudited)	March 31, 2014	December 31, 2013
SunCoke Middletown
Cash and cash equivalents	$0.4	$14.2
Accounts receivable, net	0.5	—
Inventory, net	24.2	22.1
Property, plant and equipment	418.6	418.5
Accumulated depreciation	(32.6)	(29.0)
Accounts payable	12.3	13.3
Other assets (liabilities), net	0.1	(0.7)
Noncontrolling interests	398.9	411.8

Other variable interest entities
Cash and cash equivalents	$0.9	$1.0
Property, plant and equipment	11.3	11.5
Accumulated depreciation	(9.0)	(9.2)
Other assets (liabilities), net	0.7	0.6
Noncontrolling interests	1.9	1.9

See notes to condensed consolidated financial statements.

AK STEEL HOLDING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)
	Three Months Ended March 31,
(unaudited)	2014	2013
Cash flows from operating activities:
Net income (loss)	$(71.2)	$6.8
Depreciation	45.1	45.1
Depreciation—SunCoke Middletown	3.6	3.5
Amortization	6.3	5.9
Deferred income taxes	0.5	(4.4)
Pension and OPEB expense (income)	(25.7)	(15.9)
Contributions to pension trust	(41.3)	(30.0)
Other postretirement benefit payments	(18.6)	(18.1)
Changes in working capital	(14.1)	(9.6)
Changes in working capital—SunCoke Middletown	(4.5)	3.3
Other operating items, net	(5.1)	6.4
Net cash flows from operating activities	(125.0)	(7.0)

Cash flows from investing activities:
Capital investments	(13.8)	(15.5)
Capital investments—SunCoke Middletown	—	(1.0)
Other investing items, net	6.8	0.8
Net cash flows from investing activities	(7.0)	(15.7)

Cash flows from financing activities:
Net borrowings under credit facility	150.0	—
Redemption of long-term debt	(0.2)	(0.2)
Debt issuance costs	(3.3)	(1.5)
Purchase of treasury stock	(0.9)	(0.6)
SunCoke Middletown distributions to noncontrolling interest owners	(27.8)	(9.1)
Other financing items, net	—	(1.1)
Net cash flows from financing activities	117.8	(12.5)

Net increase (decrease) in cash and cash equivalents	(14.2)	(35.2)

Cash and cash equivalents, beginning of period	45.3	227.0

Cash and cash equivalents, end of period	$31.1	$191.8

See notes to condensed consolidated financial statements.

AK STEEL HOLDING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EQUITY (DEFICIT)
(dollars in millions)

(unaudited)	Common Stock	Addi- tional Paid-In Capital	Treasury Stock	Accum- ulated Deficit	Accum- ulated Other Compre- hensive Income (Loss)	Noncon- trolling Interests	Total
December 31, 2012	$1.5	$2,069.7	$(173.3)	$(2,404.3)	$1.1	$414.3	$(91.0)
Net income (loss)				(9.9)		16.7	6.8
Share-based compensation		3.9					3.9
Purchase of treasury stock			(0.6)				(0.6)
Change in accumulated other comprehensive income (loss)					(19.7)		(19.7)
Net distributions to noncontrolling interests						(9.1)	(9.1)
March 31, 2013	$1.5	$2,073.6	$(173.9)	$(2,414.2)	$(18.6)	$421.9	$(109.7)

December 31, 2013	$1.5	$2,079.2	$(174.0)	$(2,451.1)	$323.4	$413.7	$192.7
Net income (loss)				(86.1)		14.9	(71.2)
Retirement of treasury stock	(0.1)	(173.9)	174.0				—
Share-based compensation		4.0					4.0
Purchase of treasury stock			(0.9)				(0.9)
Change in accumulated other comprehensive income (loss)					(24.2)		(24.2)
Net distributions to noncontrolling interests						(27.8)	(27.8)
March 31, 2014	$1.4	$1,909.3	$(0.9)	$(2,537.2)	$299.2	$400.8	$72.6

See notes to condensed consolidated financial statements.

AK STEEL HOLDING CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars in millions, except per share data, unless otherwise indicated)

NOTE 1 - Basis of Presentation

In the opinion of the management of AK Steel Holding Corporation (“AK Holding”) and its wholly-owned subsidiary, AK Steel Corporation (“AK Steel”, and together with AK Holding, the “Company”), the accompanying condensed consolidated financial statements contain all adjustments, consisting of normal recurring adjustments, necessary to present fairly the financial position of the Company as of March 31, 2014, the results of its operations for the three months ended March 31, 2014 and 2013, and its cash flows for the three months ended March 31, 2014 and 2013. The results of operations for the three months ended March 31, 2014 are not necessarily indicative of the results to be expected for the full year ending December 31, 2014. These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements of the Company for the year ended December 31, 2013, included in the Company’s Form 10‑K for the year ended December 31, 2013.

NOTE 2 - Inventories

	March 31, 2014	December 31, 2013
Finished and semi-finished	$802.6	$722.2
Raw materials	280.1	260.9
Total cost	1,082.7	983.1
Adjustment to state inventories at LIFO value	(395.0)	(396.5)
Inventory, net	$687.7	$586.6

NOTE 3 - Investments in Equity Investees

The Company has investments in several businesses accounted for using the equity method of accounting. These investees are Combined Metals of Chicago, LLC (“Combined Metals”), Magnetation LLC (“Magnetation”) and Rockport Roll Shop LLC (“Rockport Roll Shop”), of which the Company has equity ownership of 40.0%, 49.9% and 50.0%, respectively. Cost of products sold includes the Company’s share of income from Combined Metals and Rockport Roll Shop of $2.2 and $1.7 for the three months ended March 31, 2014, and 2013, respectively. Included in other income (expense) was the Company’s share of income (loss) related to Magnetation of $(1.3) and $2.3 for the three months ended March 31, 2014, and 2013, respectively.

Summarized financial statement data for all investees is presented below.

	Three Months Ended March 31,
	2014	2013
Revenue	$72.4	$69.5
Gross profit	24.5	25.2
Net income	5.5	11.1

Magnetation

Magnetation utilizes advanced magnetic separation technology to recover iron ore from existing stockpiles of previously-mined material, such as tailings basins. Magnetation controls substantial volumes of these existing stockpiles, as well as other resources with significant amounts of iron content that could allow it to eventually recover iron ore from traditional mining operations. Traditional mining operations are not currently anticipated to be necessary for the foreseeable future, depending upon factors such as the recovery yield of Magnetation’s concentrate plants and future acquisitions of additional tailings basins and other iron-bearing resources. Through a pellet purchase agreement, AK Steel will have the right to purchase all of the pellets produced by Magnetations’s iron ore pelletizing plant when construction is completed, currently expected to occur in late third quarter or early fourth quarter of 2014.

AK Steel has committed to an investment of capital in Magnetation totaling $297.5. AK Steel has contributed a total of $197.5 for its interest in Magnetation through March 31, 2014 and the remaining $100.0 of contributions are anticipated to occur through the remainder of 2014 with the timing to be determined based on liquidity needs of Magnetation. AK Steel has no legal or contractual obligation to provide further financing to Magnetation beyond the amount mentioned above. As of March 31, 2014, the Company’s carrying cost of the investment exceeded its share of the underlying equity in net assets of Magnetation, recorded using historical carrying amounts, by $95.2. This difference is being amortized through equity in earnings and its amortization is included in the Company’s share of income (loss) amounts above.

NOTE 4 - Income Taxes

Income taxes recorded through March 31, 2014 were estimated using the discrete method, which was based on the actual year-to-date pre-tax loss through March 31, 2014, as well as the related change in the valuation allowance on deferred tax assets. The Company is unable to estimate pre-tax income for the remainder of 2014 with sufficient precision for purposes of the effective tax rate method, which requires consideration of a projection of full-year income and the expected change in the valuation allowance. The estimated annual effective tax rate method was not reliable due to its sensitivity to small changes to forecasted annual pre-tax earnings and the effect of the Company’s valuation allowance, which create results with significant variations in the customary relationship between income tax expense and pre-tax income for the interim periods. As a result, the Company determined that the use of the discrete method is more appropriate than the annual effective tax rate method. The Company has estimated the change in valuation allowances required based on the year-to-date pre-tax loss and the change in value of the identified tax-planning strategy, which is determined based on year-to-date LIFO income. Income tax expense (benefit) for the three months ended March 31, 2014 and 2013, includes a non-cash charge of $31.7 and $1.1, respectively, for the change in the valuation allowance on the Company’s deferred tax assets, which offsets the income tax benefit related to the Company’s pre-tax loss.

NOTE 5 - Long-term Debt and Other Financing

The Company’s debt balances, including current portions, were as follows:

	March 31, 2014	December 31, 2013
Credit Facility	$240.0	$90.0
8.75% Senior Secured Notes due December 2018	380.0	380.0
5.00% Exchangeable Senior Notes due November 2019 (effective rate of 10.8%)	150.0	150.0
7.625% Senior Notes due May 2020	529.8	529.8
8.375% Senior Notes due April 2022	290.2	290.2
Industrial Revenue Bonds due 2014 through 2030	99.9	100.1
Unamortized debt (discount) premium, net	(32.1)	(33.1)
Total debt	1,657.8	1,507.0
Less:
Current portion of long-term debt	0.6	0.8
Total long-term debt	$1,657.2	$1,506.2

During the three months ended March 31, 2014, the Company was in compliance with all the terms and conditions of its debt agreements.

Credit Facility

In March 2014, AK Steel entered into a new $1.1 billion asset-backed revolving credit facility (“Credit Facility”) with a group of lenders. The Credit Facility, which expires in March 2019, replaced AK Steel’s prior $1.1 billion asset-backed revolving credit facility (“Replaced Credit Facility”), which was set to expire in April 2016, and is secured by the same classes of assets as the Replaced Credit Facility. The Credit Facility contains common restrictions similar to the Replaced Credit Facility, including limitations on, among other things, distributions and dividends, acquisitions and investments, indebtedness, liens and affiliate transactions. Availability is calculated as the lesser of the credit facility commitment or the Company’s eligible collateral after advance rates, less outstanding revolver borrowings and letters of credit. The Company’s obligations under its Credit Facility are secured by its inventory and accounts receivable, and availability under the Credit Facility fluctuates monthly based on the varying levels of eligible collateral. The Credit Facility provides the Company with enhanced liquidity and greater financial and strategic flexibility. The Credit Facility includes a separate “first-in, last-out”, or “FILO” tranche, which allows the Company to maximize its eligible collateral at higher advance rates. The Credit Facility requires maintenance of a minimum fixed charge coverage ratio of one to one if availability under the Credit Facility is less than $110.0. At March 31, 2014, AK Holding was the sole guarantor of the Credit Facility. At March 31, 2014, the Company’s eligible collateral, after application of applicable advance rates, was $1,064.5. As of March 31, 2014, there were outstanding Credit Facility borrowings of $240.0. Availability as of March 31, 2014 was further reduced by $67.5 of outstanding letters of credit, resulting in remaining availability of $757.0. In April 2014, in order to provide additional collateral to the borrowing base and increase the Company’s availability under the Credit Facility, thereby enhancing its liquidity, the Company added AK Tube LLC and AK Steel Properties, Inc., both 100%-owned subsidiaries, as guarantors under the Credit Facility. The additional eligible collateral is expected to provide additional availability under the Credit Facility of approximately $30.0 in the second quarter of 2014.

NOTE 6 - Pension and Other Postretirement Benefits

The Company provides noncontributory pension and various healthcare and life insurance benefits to most employees and retirees. The pension plan is not fully funded. The Company expects to contribute $196.5 to the master pension trust during 2014.  Of this total, $41.3 was made in the three months ended March 31, 2014 and $71.1 was made in April 2014, leaving $84.1 to be made during the third quarter of 2014.

Net periodic benefit cost (income) for pension and other postretirement benefits were as follows:

	Three Months Ended March 31,
	2014	2013
Pension Benefits
Service cost	$0.4	$0.6
Interest cost	36.7	34.7
Expected return on assets	(50.7)	(45.9)
Amortization of prior service cost	1.0	0.9
Amortization of (gain) loss	(0.5)	6.8
Net periodic benefit cost (income)	$(13.1)	$(2.9)

Other Postretirement Benefits
Service cost	$1.0	$1.2
Interest cost	5.0	5.3
Amortization of prior service cost (credit)	(18.3)	(20.0)
Amortization of (gain) loss	(0.3)	0.5
Net periodic benefit cost (income)	$(12.6)	$(13.0)

During the first quarter of 2014, the Company performed a remeasurement of an unfunded supplemental retirement plan as a result of lump sum benefit payments made to retired participants. The related settlement gain had a minimal effect on net periodic pension benefit income.

NOTE 7 - Environmental and Legal Contingencies

Environmental Contingencies

AK Steel and its predecessors have been conducting steel manufacturing and related operations since 1900. Although the Company believes its operating practices have been consistent with prevailing industry standards during this time, hazardous materials may have been released in the past at one or more operating sites or third-party sites, including operating sites that the Company no longer owns. To the extent reasonably estimable, the Company has estimated potential remediation expenditures for those sites where future remediation efforts are probable based on identified conditions, regulatory requirements or contractual obligations arising from the sale of a business or facility. In the case of sites involving governmentally-required investigations, an estimate of potential remediation expenditures is typically made only after the investigation is complete and the nature and scope of the remediation is better understood. In general, the material components of these accruals include the costs associated with investigations, delineations, risk assessments, remedial work, governmental response and oversight costs, site monitoring, and preparation of reports to the appropriate environmental agencies. Liabilities recorded on the Company’s Condensed Consolidated Balance Sheets for such estimated probable costs relating to environmental matters are presented below:

	March 31, 2014	December 31, 2013
Accrued liabilities	$8.7	$9.5
Other non-current liabilities	34.5	34.1

The ultimate costs to the Company with respect to each site cannot be predicted with certainty because of the evolving nature of the investigation and remediation process. Rather, to develop the estimates of the probable costs, the Company must make certain assumptions. The most significant of these assumptions relate to the nature and scope of the work that will be necessary to investigate and remediate a particular site and the cost of that work. Other significant assumptions include the cleanup technology that will be used, whether and to what extent any other parties will participate in paying the investigation and remediation costs, reimbursement of past response and future oversight costs by governmental agencies, and the reaction of the governing environmental agencies to the proposed work plans. Costs of future expenditures are not discounted to their present value. To the extent that the Company has been able to reasonably estimate its future liabilities, the Company does not believe that there is a reasonable possibility that a loss or losses exceeding the amounts accrued will be incurred in connection with the environmental matters discussed below that would, either individually or in the aggregate, have a material adverse effect on the Company’s consolidated financial condition, results of operations or cash flows. However, since amounts recognized in the consolidated financial statements in accordance with accounting principles generally accepted in the United States exclude potential losses that are not probable or that may not be currently estimable, the ultimate costs of these environmental proceedings may be higher than those currently recorded in the Company’s consolidated financial statements.

Except as expressly noted below, the Company does not currently anticipate any material effect on the Company’s consolidated financial position, results of operations or cash flows as a result of its compliance with current environmental regulations. Moreover, because all domestic steel producers operate under the same set of federal environmental regulations, the Company does not believe that it is disadvantaged relative to its domestic competitors by the need to comply with these regulations. Some foreign competitors may benefit from less stringent environmental requirements in the countries in which they produce, resulting in lower compliance costs and providing those foreign competitors with a cost advantage on their products.

Pursuant to the Resource Conservation and Recovery Act (“RCRA”), which governs the treatment, handling and disposal of hazardous waste, the EPA and authorized state environmental agencies may conduct inspections of RCRA-regulated facilities to identify areas where there have been releases of hazardous waste or hazardous constituents into the environment and may order the facilities to take corrective action to remediate such releases. AK Steel’s major steelmaking facilities are subject to RCRA inspections by environmental regulators. While the Company cannot predict the future actions of these regulators, it is possible that they may identify conditions in future inspections of these facilities which they believe require corrective action.

Under authority conferred by the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the EPA and state environmental authorities have conducted site investigations at certain of AK Steel’s facilities and other third-party facilities, portions of which previously may have been used for disposal of materials that are currently subject to regulation. The results of these investigations are still pending, and AK Steel could be directed to expend funds for remedial activities at the former disposal areas. Because of the uncertain status of these investigations, however, the Company cannot reliably predict whether or when such expenditures might be required, their magnitude or the timeframe during which these potential costs would be incurred.

As previously reported, on July 27, 2001, AK Steel received a Special Notice Letter from the EPA requesting that AK Steel agree to conduct a Remedial Investigation/Feasibility Study (“RI/FS”) and enter into an administrative order on consent pursuant to Section 122 of CERCLA regarding the former Hamilton Plant located in New Miami, Ohio. The Hamilton Plant ceased operations in 1990, and all of its former structures have been demolished and removed. Although AK Steel did not believe that a site-wide RI/FS was necessary or appropriate, in April 2002 it entered into a mutually agreed-upon administrative order on consent to perform such an investigation and study of the Hamilton Plant site. The site-wide investigation portion of the RI/FS has been submitted. A supplemental study is projected to be completed in 2014. AK Steel currently has accrued $0.7 for the remaining cost of the RI/FS. Until the RI/FS is completed, AK Steel cannot reliably estimate the additional costs, if any, associated with any potentially required remediation of the site or the timeframe during which these potential costs would be incurred.

As previously reported, on September 30, 1998, AK Steel’s predecessor, Armco Inc., received an order from the EPA under Section 3013 of RCRA requiring it to develop a plan for investigation of eight areas of Mansfield Works that allegedly could be sources of contamination. A site investigation began in November 2000 and is continuing. AK Steel cannot reliably estimate at this time how long it will take to complete this site investigation. AK Steel currently has accrued approximately $1.1 for the projected cost of the study at Mansfield Works. Until the site investigation is completed, AK Steel cannot reliably estimate the additional costs, if any, associated with any potentially required remediation of the site or the timeframe during which these potential costs would be incurred.

As previously noted, on September 26, 2012, the EPA issued an order under Section 3013 of RCRA requiring the Company to develop a plan for investigation of four areas at AK Steel’s Ashland Works Coke Plant. A site investigation plan was submitted to the EPA on October 25, 2012, revised most recently on October 23, 2013 and conditionally approved by the EPA on April 28, 2014. AK Steel has not yet agreed to all of the conditions imposed by the EPA. AK Steel cannot reliably estimate at this time how long it will take to complete the site investigation. AK Steel currently has accrued approximately $0.5 for the projected cost of the investigation. Until the site investigation is completed, AK Steel cannot reliably estimate the additional costs, if any, associated with any potentially required remediation of the site or the timeframe during which these potential costs would be incurred.

As previously reported, on August 3, 2011, September 29, 2011, and June 28, 2012, the EPA issued Notice of Violations (“NOV”) with respect to the coke plant at AK Steel’s Middletown Works alleging violations of pushing and combustion stack limits. The Company is investigating these claims and is working with the EPA to attempt to resolve them. AK Steel believes it will reach a settlement in this matter, but it cannot be certain that a settlement will be reached and cannot reliably estimate at this time how long it will take to reach a settlement or what all of its terms might be. AK Steel will vigorously contest any claims which cannot be resolved through a settlement. Until it has reached a settlement with the EPA or the claims that are the subject of the NOVs are otherwise resolved, AK Steel cannot reliably estimate the costs, if any, associated with any potentially required operational changes at the battery or the timeframe over which any potential costs would be incurred.

As previously reported, on July 15, 2009, AK Steel and the Pennsylvania Department of Environmental Protection (“PADEP”) entered into a Consent Order and Agreement (the “Consent Order”) to resolve an alleged unpermitted discharge of wastewater from the closed Hillside Landfill at the former Ambridge Works. Under the terms of the Consent Order, AK Steel paid a penalty and also agreed to implement various corrective actions, including an investigation of the area where activities were conducted regarding the landfill, submission of a plan to collect and treat surface waters and seep discharges, and upon approval from PADEP, implementation of that plan. The Company has accrued approximately $2.2 for the current phase of remedial work required under the Consent Order. However, the design plan for this phase has not yet been developed or approved. Until that design plan is approved, the Company cannot reliably determine the actual cost of this phase, but it is expected to be at least the amount of the current accrual. The Company currently estimates that the remaining work required for this phase will be completed in 2015, but that estimated timeframe is subject to the potential for delays, such as delays due to work plan approval and/or permitting delays. Additional work in the form of monitoring likely will be required after completion of the current phase, but the Company cannot reliably determine the cost of that work or the timeframe for its completion until the design phase has been approved.

As previously reported, on June 29, 2000, the United States filed a complaint on behalf of the EPA against AK Steel in the U.S. District Court for the Southern District of Ohio (the “Court”), Case No. C-1-00530, for alleged violations of the Clean Air Act, the Clean Water Act and RCRA at the Middletown Works. Subsequently, the State of Ohio, the Sierra Club and the National Resources Defense Council intervened. On May 15, 2006, a Consent Decree in Partial Resolution of Pending Claims (the “Consent Decree”) was entered by the Court. Under the Consent Decree, the Company paid a civil penalty and performed a supplemental environmental project to remove ozone-depleting refrigerants from certain equipment. The Company further agreed to undertake a comprehensive RCRA facility investigation at its Middletown Works and, as appropriate, complete a corrective measures study. In accordance with the Consent Decree, the Company also was required to implement certain RCRA corrective action interim measures to address polychlorinated biphenyls (“PCBs”) in sediments and soils relating to Dicks Creek and certain other specified surface waters, adjacent floodplain areas and other previously identified geographic areas. The Company has completed the remedial activity at Dicks Creek, but continues to work on the RCRA facility investigation and certain interim measures. The Company currently has accrued approximately $13.8 for the cost of known work required under the Consent Decree for the RCRA facility investigation and remaining interim measures.

As previously reported, on October 17, 2012, the EPA issued an NOV and Notice of Intent to File a Civil Administrative Complaint to AK Steel’s Mansfield Works alleging violations of RCRA primarily relating to the Company’s management of electric arc furnace dust at the facility. The Company is investigating these claims and is working with the EPA to attempt to resolve them. The NOV proposed a civil penalty of approximately $0.3. AK Steel believes it will reach a settlement in this matter, but it cannot be certain that a settlement will be reached and cannot reliably estimate at this time how long it will take to reach a settlement or what all of its terms might be. AK Steel will vigorously contest any claims which cannot be resolved through a settlement.

In addition to the foregoing matters, AK Steel is or may be involved in proceedings with various regulatory authorities that may require AK Steel to pay fines, comply with more rigorous standards or other requirements or incur capital and operating expenses for environmental compliance. The Company believes that the ultimate disposition of the proceedings will not have, individually or in the aggregate, a material adverse effect on its consolidated financial condition, results of operations or cash flows.

Legal Contingencies

As previously reported, since 1990, AK Steel (or its predecessor, Armco Inc.) has been named as a defendant in numerous lawsuits alleging personal injury as a result of exposure to asbestos. The great majority of these lawsuits have been filed on behalf of people who claim to have been exposed to asbestos while visiting the premises of a current or former AK Steel facility. The majority of asbestos cases pending in which AK Steel is a defendant do not include a specific dollar claim for damages. In the cases that do include specific dollar claims for damages, the complaint typically includes a monetary claim for compensatory damages and a separate monetary claim in an equal amount for punitive damages, and does not attempt to allocate the total monetary claim among the various defendants.

Information on asbestos cases pending at March 31, 2014 is presented below:

Asbestos Cases Pending at
March 31, 2014
Cases with specific dollar claims for damages:
Claims up to $0.2	121
Claims above $0.2 to $5.0	6
Claims above $5.0 to $15.0	2
Claims above $15.0 to $20.0	2
Total claims with specific dollar claims for damages (a)	131
Cases without a specific dollar claim for damages	304
Total asbestos cases pending	435

(a)	Involve a total of 2,339 plaintiffs and 17,487 defendants

In each case, the amount described is per plaintiff against all of the defendants, collectively. Thus, it usually is not possible at the outset of a case to determine the specific dollar amount of a claim against AK Steel. In fact, it usually is not even possible at the outset to determine which of the plaintiffs actually will pursue a claim against AK Steel. Typically, that can only be determined through written interrogatories or other discovery after a case has been filed. Thus, in a case involving multiple plaintiffs and multiple defendants, AK Steel initially only accounts for the lawsuit as one claim against it. After AK Steel has determined through discovery whether a particular plaintiff will pursue a claim against it, it makes an appropriate adjustment to statistically account for that specific claim. It has been AK Steel’s experience to date that only a small percentage of asbestos plaintiffs ultimately identify AK Steel as a target defendant from whom they actually seek damages and most of these claims ultimately are either dismissed or settled for a small fraction of the damages initially claimed. Set forth below is a chart showing the number of new claims filed (accounted for as described above), the number of pending claims disposed of (i.e., settled or otherwise dismissed), and the approximate net amount of dollars paid on behalf of AK Steel in settlement of asbestos-related claims in the three months ended March 31, 2014 and 2013.

	Three Months Ended March 31,
	2014	2013
New Claims Filed	13	11
Pending Claims Disposed Of	14	20
Total Amount Paid in Settlements	$0.3	$0.7

Since the onset of asbestos claims against AK Steel in 1990, five asbestos claims against it have proceeded to trial in four separate cases. All five concluded with a verdict in favor of AK Steel. AK Steel intends to continue to vigorously defend the asbestos claims asserted against it. Based upon its present knowledge, and the factors set forth above, the Company believes it is unlikely that the resolution in the aggregate of the asbestos claims against AK Steel will have a materially adverse effect on the Company’s consolidated results of operations, cash flows or financial condition. However, predictions as to the outcome of pending litigation, particularly claims alleging asbestos exposure, are subject to substantial uncertainties. These uncertainties include (1) the significantly variable rate at which new claims may be filed, (2) the effect of bankruptcies of other companies currently or historically defending asbestos claims, (3) the uncertainties surrounding the litigation process from jurisdiction to jurisdiction and from case to case, (4) the type and severity of the disease alleged to be suffered by each claimant, and (5) the potential for enactment of legislation affecting asbestos litigation.

As previously reported, on October 20, 2009, William Schumacher filed a purported class action against the AK Steel Corporation Retirement Accumulation Pension Plan, or AK RAPP, and the AK Steel Corporation Benefit Plans Administrative Committee in the United States District Court for the Southern District of Ohio, Case No. 1:09cv794. The complaint alleged that the method used under the AK RAPP to determine lump sum distributions does not comply with ERISA and the Internal Revenue Code and resulted in underpayment of benefits to him and the other class members. The plaintiff and the other individuals on whose behalf the plaintiff filed suit were excluded by the Court in 2005 from similar litigation previously reported and now resolved (the class action litigation filed January 2, 2002 by John D. West) based on previous releases of claims they had executed in favor of the Company. There were a total of 92 individuals who were excluded from the prior litigation. On January 24, 2011, this case was certified as a class action. On November 13, 2013, the District Court entered final judgment in the amount of $4.4, including pre-judgment and post-judgment interest. That judgment was paid on November 21, 2013 from the Company’s pension trust. On October 14, 2013, plaintiffs’ counsel filed a motion requesting an award of attorney fees of $1.3. By order dated February 4, 2014, the court granted in part and denied in part the motion filed by plaintiffs’ counsel seeking an award of fees. As part of the order, the court directed the defendants to pay to plaintiffs’ counsel statutory fees in the amount of approximately $0.6. The award of attorney fees was paid out of the Company’s pension trust on March 6, 2014. Following that payment, the parties filed an agreed notice of satisfaction of judgment on March 20, 2014. With that filing, this matter is now concluded.

As previously reported, in September and October 2008, several companies filed purported class actions in the United States District Court for the Northern District of Illinois against nine steel manufacturers, including AK Holding. The case numbers for these actions are 08CV5214, 08CV5371, 08CV5468, 08CV5633, 08CV5700, 08CV5942 and 08CV6197. An additional action, case number 10CV04236, was filed in the same federal district court on July 8, 2010. On December 28, 2010, another action, case number 32,321, was filed in state court in the Circuit Court for Cocke County, Tennessee. The defendants removed the Tennessee case to federal court and filed a motion to transfer the case to the Northern District of Illinois. That motion was granted on March 28, 2012. The plaintiffs in the various pending actions are companies which claim to have purchased steel products, directly or indirectly, from one or more of the defendants and they purport to file the actions on behalf of all persons and entities who purchased steel products for delivery or pickup in the United States from any of the named defendants at any time from at least as early as January 2005. The complaints allege that the defendant steel producers have conspired in violation of antitrust laws to restrict output and to fix, raise, stabilize and maintain artificially high prices with respect to steel products in the United States. Discovery has commenced but only with respect to issues relating to class certification. On May 24, 2012, the direct purchaser plaintiffs filed a motion for class certification. On February 28, 2013, the defendants filed a memorandum in opposition to the motion for class certification and motions to exclude the opinions of the plaintiffs’ experts. An evidentiary hearing on the motion for class certification and the motions to exclude the opinions of the plaintiffs’ experts was held commencing on March 15, 2014. No trial date has been set. Prior to that hearing, AK Holding reached an agreement with the direct purchaser plaintiffs to tentatively settle the claims asserted against AK Holding, subject to certain court approvals set forth below. Pursuant to that settlement, AK Holding agreed to pay $5.8 to the plaintiff class of direct purchasers in exchange for a complete release of all claims from the members of that class. AK Holding continues to believe that the claims asserted against it lack any merit, but it elected to enter into the settlement in order to avoid the ongoing expense of defending itself in this protracted and expensive antitrust litigation. The tentative settlement received preliminary approval by the court on April 11, 2014. Following such preliminary approval, notice of the proposed settlement will be provided to members of the settlement class, followed by a fairness hearing. In order to become final, the settlement must receive a second approval by the court following that fairness hearing. In light of the progress of the settlement negotiations during the first quarter of 2014, the Company recorded a charge in the amount of the tentative settlement with the direct purchaser plaintiff class. At this stage, the Company does not have adequate information available to determine that a loss is probable or to reliably or accurately estimate its potential loss, if any, with respect to the remaining indirect purchaser plaintiff class. Because the Company has been unable to determine that a potential loss in this case with respect to such indirect purchasers is probable or estimable, it has not recorded an accrual related to this matter for them. In the event that the Company’s assumptions used to evaluate whether a loss in this matter is either probable or estimable with respect to the indirect purchaser plaintiff class prove to be incorrect or change in future periods, the Company may be required to record a charge for the indirect purchaser plaintiff class at a later date. Moreover, in the event that the settlement with the direct purchaser class does not receive final approval from the court, the settlement with that putative class of plaintiffs would be void and the parties then would continue to litigate the direct purchaser claims. Under such circumstances, the Company would continue to contest this matter vigorously and the potential liability of the Company in this matter could be more or less than the amount of the current accrual relating to the direct purchaser plaintiffs.

As previously reported, on December 31, 2009, Heritage Coal Company LLC, Patriot Coal Corporation and Pine Ridge Coal Company (collectively, “Heritage Coal”) filed a third-party complaint against AK Steel in the Circuit Court of Boone County, West Virginia, naming AK Steel as a third-party defendant in 108 separate personal injury actions. Those actions were consolidated for discovery and pretrial proceedings under Civil Action No. 09-C-212. The various plaintiffs in the underlying actions sought damages allegedly caused by groundwater contamination arising out of certain coal mining operations in West Virginia. In its third-party complaint, Heritage Coal seeks a determination of its potential rights of contribution against AK Steel pursuant to a January 20, 1984 Asset Purchase Agreement between Heritage Coal’s predecessor-in-interest, Peabody Coal Company, as buyer, and AK Steel’s predecessor-in-interest, Armco Inc., as seller, for the sale of certain coal real estate and leasehold interests located in West Virginia, which Heritage alleges included property now the subject of the underlying civil actions. On March 28, 2010, AK Steel entered into a tentative settlement agreement with the plaintiffs and Heritage Coal whereby it agreed to pay $0.2 in exchange for a complete release of all claims. The full amount required to be paid pursuant to this settlement on behalf of AK Steel already has been paid into an escrow account. The parties have received formal court approval of the settlement and plaintiffs’ counsel is performing certain administrative tasks necessary to fulfill the settlement, which are expected to be completed in the near future. The settlement resolves all of the claims raised by Heritage Coal in the third-party complaint and also releases AK Steel from any claims by the plaintiffs in the underlying actions. AK Steel considers this matter to be concluded.

As previously reported, on January 20, 2010, ArcelorMittal France and ArcelorMittal Atlantique et Lorraine (collectively “ArcelorMittal”) filed an action against AK Steel (and two other steel manufacturers) in the United States District Court for the District of Delaware, Case No. 10-050-SLR. The complaint alleges that AK Steel is infringing the claims of U.S. Patent No. 6,296,805 (the “Patent”) in making pre-coated cold-rolled boron steel sheet and seeks injunctive relief and unspecified compensatory damages. On March 4, 2010, AK Steel filed an answer in which it denied ArcelorMittal’s claims and raised various affirmative defenses. On that date, AK Steel also filed counterclaims against ArcelorMittal for a declaratory judgment that AK Steel is not infringing the Patent and that the Patent is invalid. Subsequently, the trial court bifurcated the issues of liability and damages. The case proceeded with a trial to a jury on the issue of liability during the week of January 15, 2011. The jury returned a verdict that AK Steel did not infringe the Patent and that the Patent was invalid. Judgment subsequently was entered in favor of AK Steel and ArcelorMittal filed an appeal with the United States Court of Appeals for the Federal Circuit. On November 30, 2012, the Court of Appeals issued a decision confirming that AK Steel had prevailed on the key claim related to patent infringement and affirming the basis for the jury finding of no infringement. The Court of Appeals reversed, however, certain findings related to the validity of the Patent and remanded the case to the trial court for further proceedings. On January 30, 2013, ArcelorMittal filed a motion for rehearing with the Court of Appeals. On March 20, 2013, the Court of Appeals denied ArcelorMittal’s motion for rehearing. The case then was remanded to the trial court for further proceedings. On April 16, 2013, pursuant to a petition previously filed by ArcelorMittal and ArcelorMittal USA LLC, the U.S. Patent and Trademark Office reissued the Patent as U.S. Reissue Patent RE44,153 (the “Reissued Patent”). Also on April 16, 2013, ArcelorMittal filed a second action against AK Steel in the United States District Court for the District of Delaware, Case No. 1:13-cv-00685 (the “Second Action”). The complaint filed in the Second Action alleges that AK Steel is infringing the claims of the Reissued Patent and seeks injunctive relief and unspecified compensatory damages. On April 23, 2013, AK Steel filed a motion to dismiss key elements of the complaint filed in the Second Action. In addition, the parties briefed related non-infringement and claims construction issues in the original action. On October 25, 2013, the District Court granted summary judgment in favor of AK Steel, confirming that AK Steel’s product does not infringe the original Patent or the Reissued Patent. The Court further ruled that ArcelorMittal’s Reissued Patent was invalid due to ArcelarMittal’s deliberate violation of a statutory prohibition on broadening a patent through reissue more than two years after the original Patent was granted and that the original Patent had been surrendered when the Reissued Patent was issued and thus is no longer in effect. Final Judgment was entered on October 31, 2013. On November 6, 2013, ArcelorMittal filed a motion to clarify or, in the alternative, to alter or amend the October 31, 2013 judgment. The defendants opposed the motion. On December 5, 2013, the court issued a memorandum and order denying the motion and entering final judgment in favor of defendants, including AK Steel, and against ArcelorMittal, specifically ruling that all claims of ArcelorMittal’s Reissued Patent are invalid as violative of 35 U.S.C. §251(d). On December 30, 2013, ArcelorMittal filed notices of appeal to the Federal Circuit Court of Appeals and the parties are in the process of preparing and submitting briefs to the appellate court. AK Steel intends to continue to contest this matter vigorously. At this time, the Company has not made a determination that a loss is probable and it does not have adequate information to reliably or accurately estimate its potential loss in the event that ArcelorMittal were to prevail in its appeal in this dispute. Because the Company has been unable to determine that the potential loss in this case is probable or estimable, it has not recorded an accrual related to this matter. In the event that the Company’s assumptions used to evaluate whether a loss in this matter is either probable or estimable prove to be incorrect or change in future periods, the Company may be required to record a liability for an adverse outcome.

Trade Cases

As previously reported, on June 1, 2009, the Chinese Ministry of Commerce (“MOFCOM”) initiated antidumping and countervailing duty investigations of imports of grain-oriented electrical steel (“GOES”) from Russia and the United States. China initiated the investigations based on a petition filed by two Chinese steelmakers. These two steelmakers alleged that AK Steel and Allegheny Technologies Inc. of the United States and Novolipetsk Steel of Russia exported GOES to China at less than fair value, and that the production of GOES in the United States has been subsidized by the U.S. government. On December 9, 2009, MOFCOM issued its preliminary determination that GOES producers in the United States and Russia had been dumping in the China market and that GOES producers in the United States had received subsidies from the U.S. government. The Chinese authorities imposed provisional additional duties on future imports of GOES from Russia and/or the United States to China. On or about April 10, 2010, MOFCOM issued a final determination of dumping and subsidization against GOES producers in the United States and Russia. On September 16, 2010, the Office of the United States Trade Representative (“USTR”) filed a complaint with the World Trade Organization (the “WTO”) against China for violating the WTO’s rules by imposing antidumping and countervailing duties against imports of GOES from the United States. After conducting several rounds of hearings, on June 15, 2012, a panel (“the Panel”) composed by the WTO to decide the case issued its final decision in the case. In its decision, the Panel concluded that MOFCOM imposed antidumping and countervailing duties on imports of GOES from the United States in a manner that was inconsistent with China’s WTO obligations. On July 20, 2012, China filed an appeal of the Panel’s decision to the WTO Appellate Body. On October 18, 2012, the Appellate Body upheld the decisions of the Panel. On November 16, 2012, the WTO Dispute Settlement Body adopted the decisions of the Panel. Subsequently, a WTO Arbitrator determined that China should implement the WTO decision by July 31, 2013. In its final determination issued on July 31, 2013, MOFCOM reduced the countervailing duty rate applicable to AK Steel from 11.7 percent to 3.4 percent and determined that the antidumping duty rate applicable to AK Steel will remain at 7.8 percent, for a total of 11.2 percent. AK Steel does not believe that China has remedied the flaws that the WTO identified in MOFCOM’s material injury finding. In late February, 2014, at USTR’s request, the WTO Dispute Settlement Body announced its decision to form a panel to investigate China's failure to implement the WTO’s recommendations and rulings. AK Steel also has urged USTR to ask that WTO Dispute Settlement Body for permission to impose trade sanctions. AK Steel intends to continue to fully support the USTR in this matter.

On September 18, 2013, AK Steel, along with another domestic producer and the United Steelworkers, filed trade cases against imports of GOES from seven countries. Antidumping (“AD”) petitions were filed against China, the Czech Republic, Germany, Japan, Poland, Russia and South Korea and a countervailing duty (“CVD”) petition was filed against China charging that unfairly traded imports of GOES from those seven countries are causing material injury to the domestic industry. The United States Department of Commerce (“DOC”) initiated the cases on October 24, 2013. On November 19, 2013, the International Trade Commission (“ITC”) made a preliminary determination that there is a reasonable indication that GOES imports caused or threaten to cause material injury. On March 5, 2014, the DOC preliminarily determined that GOES imports from China benefit from subsidies by the Government of China, resulting in a preliminary CVD rate of 49.15 percent of the value of the GOES imports. As a result of its preliminary affirmative determination, DOC will instruct U.S. Customs and Border Protection to require cash deposits on imports of GOES based on the CVD preliminary rates. The DOC is expected to make preliminary determinations with regard to dumping in the second quarter of 2014, at which point the DOC may impose preliminary dumping duties. If preliminary dumping duties are imposed, covered importers would be required to pay cash deposits to the U.S. Government covering those duties beginning as of the date of the preliminary determination. Those preliminary duties would remain in effect until final determinations are issued. The entire investigation is expected to take approximately one year, with final determinations of whether there have been dumping, subsidization, and injury likely occurring in the fall of 2014.

On September 30, 2013, AK Steel filed trade cases against imports of non-oriented electrical steel (“NOES”) from six countries. AD petitions were filed against China, Germany, Japan, South Korea, Sweden and Taiwan and CVD petitions were filed against China, South Korea and Taiwan charging that unfairly traded imports of NOES from those six countries are causing material injury to the domestic industry. The DOC initiated the cases on November 7, 2013. On December 3, 2013, the ITC made a preliminary determination that there is a reasonable indication that NOES imports caused or threaten to cause material injury. On March 19, 2014, the DOC issued preliminary determinations with respect to AK Steel’s CVD petitions against China, South Korea and Taiwan. The DOC preliminarily determined that NOES imports from China benefit from subsidies by the Government of China, resulting in a preliminary CVD rate of 125.83 percent of the value of the NOES imports. With respect to South Korea, the DOC calculated a de minimis preliminary CVD rate, resulting in a preliminary negative determination for South Korea. With respect to Taiwan, the DOC preliminarily determined that certain NOES imports from Taiwan benefit from subsidies by the Government of Taiwan, resulting in (a) a preliminary CVD rate of 12.82 percent for Leicong Industrial Company, Ltd., (b) a de minimis preliminary CVD rate for China Steel Corporation and certain of its affiliates, and (c) a preliminary CVD rate of 6.41 percent for all other producers. As a result of the preliminary affirmative determinations for China and Taiwan, the DOC will instruct U.S. Customs and Border Protection to require cash deposits on imports of NOES based on these preliminary CVD rates. Because of the negative preliminary determination for South Korea, no cash deposit will be required for imports of NOES from South Korea. The DOC is expected make preliminary determinations with regard to dumping in the second quarter of 2014, at which point DOC may impose preliminary duties. If preliminary dumping duties are imposed, covered importers would be required to pay cash deposits covering the preliminary dumping duties to the U.S. Government beginning as of the date of the preliminary determination. Those preliminary duties would remain in effect until final determinations are issued. The entire investigation is expected to take approximately one year, with final determinations of whether there have been dumping, subsidization, and injury likely occurring in the fall of 2014.

Other Contingencies

In addition to the matters discussed above, there are various pending and potential claims against AK Steel and its subsidiaries involving product liability, commercial, employee benefits and other matters arising in the ordinary course of business. Because of the considerable uncertainties which exist with respect to any claim, it is difficult to reliably or accurately estimate what would be the amount of a loss in the event that a claimant(s) were to prevail. In the event that material assumptions or factual understandings relied upon by the Company to evaluate its exposure with respect to these contingencies prove to be inaccurate or otherwise change in the future, the Company may be required to record a liability for an adverse outcome. To the extent, however, that the Company has been able to reasonably evaluate its potential future liabilities with respect to all of these contingencies, including those described more specifically above, it is the Company’s opinion, unless otherwise noted, that the ultimate liability resulting from these contingencies, individually and in the aggregate, should not have a material effect on the Company’s consolidated financial position, results of operations or cash flows.

NOTE 8 - Treasury Stock

In January 2014, the Board of Directors authorized the formal retirement of 13,311,310 shares of common stock held by AK Holding as treasury stock. The retirement had no effect on the number of shares authorized or outstanding or on total stockholders’ equity.

NOTE 9 - Share-based Compensation

AK Holding’s Stock Incentive Plan permits the granting of nonqualified stock option, restricted stock, performance share and restricted stock unit awards to Directors, officers and other employees of the Company. The following table summarizes information about share-based compensation expense, which the Company has estimated will be $8.7 for 2014:

	Three Months Ended March 31,
Share-based Compensation Expense	2014	2013
Stock options	$1.0	$0.9
Restricted stock	1.9	1.7
Restricted stock units issued to Directors	0.3	0.2
Performance shares	0.8	1.1
Total share-based compensation expense	$4.0	$3.9

The Company granted stock options on 440,000 shares during the three months ended March 31, 2014, at a weighted-average fair value of $3.54 per share of stock option. There have been no options exercised in 2014.

The Company granted restricted stock awards of 428,700 shares during the three months ended March 31, 2014, at a weighted-average fair value of $6.72 per share. The total intrinsic value of restricted stock awards that vested (i.e., restrictions lapsed) during the three months ended March 31, 2014 was $2.6.

The Company granted performance share awards of 512,400 shares during the three months ended March 31, 2014, at a weighted-average fair value of $6.40 per share.

NOTE 10 - Comprehensive Income (Loss)

The details of other comprehensive income (loss), net of tax, are as follows:

	Three Months Ended March 31,
	2014	2013
Foreign currency translation
Balance at beginning of period	$4.7	$3.5
Other comprehensive income (loss):
Foreign currency translation gain (loss)	—	(1.1)
Balance at end of period	$4.7	$2.4
Cash flow hedges
Balance at beginning of period	$18.3	$31.7
Other comprehensive income (loss):
Gains (losses) arising in period	1.9	(3.0)
Income tax expense (benefit)	—	—
Gains (losses) arising in period, net of tax	1.9	(3.0)
Reclassification of losses (gains) to net income (loss):
Hot roll carbon steel coil contracts (a)	—	(0.4)
Other commodity contracts (b)	(2.7)	(3.5)
Subtotal	(2.7)	(3.9)
Income tax (expense) benefit	—	—
Net amount of reclassification of losses (gains) to net income (loss)	(2.7)	(3.9)
Total other comprehensive income (loss), net of tax	(0.8)	(6.9)
Balance at end of period	$17.5	$24.8
Unrealized holding gains (losses) on securities
Balance at beginning of period	$0.4	$0.3
Other comprehensive income (loss):
Unrealized holding gains (losses) arising in period	—	0.1
Income tax expense (benefit)	—	—
Unrealized holding gains (losses) arising in period, net of tax	—	0.1
Balance at end of period	$0.4	$0.4
Pension and OPEB plans
Balance at beginning of period	$300.0	$(34.4)
Other comprehensive income (loss):
Gains (losses) arising in period	(5.3)	—
Income tax (expense) benefit	—	—
Gains (losses) arising in period, net of tax	(5.3)	—
Reclassification to net income (loss):
Prior service costs (credits) (c)	(17.3)	(19.1)
Actuarial (gains) losses (c)	(0.8)	7.3
Subtotal	(18.1)	(11.8)
Income tax (expense) benefit	—	—
Amount of reclassification to net income (loss), net of tax	(18.1)	(11.8)
Total other comprehensive income (loss), net of tax	(23.4)	(11.8)
Balance at end of period	$276.6	$(46.2)

(a)	Amounts are included in net sales on the Condensed Consolidated Statements of Operations.

(b)	Amounts are included in cost of products sold on the Condensed Consolidated Statements of Operations.

(c)	Amounts are included in pension and OPEB expense (income) on the Condensed Consolidated Statements of Operations.

NOTE 11 - Earnings per Share

Earnings per share are calculated using the “two-class” method. Under the “two-class” method, undistributed earnings are allocated to both common shares and participating securities. The sum of distributed earnings to common stockholders and undistributed earnings allocated to common stockholders is divided by the weighted-average number of common shares outstanding during the period. The restricted stock granted by AK Holding is entitled to non-forfeitable dividends, if declared, and meets the criteria of a participating security.

	Three Months Ended March 31,
	2014	2013
Net income (loss) attributable to AK Steel Holding Corporation	$(86.1)	$(9.9)
Less: distributed earnings to common stockholders and holders of certain stock compensation awards	—	—
Undistributed earnings (loss)	$(86.1)	$(9.9)

Common stockholders earnings—basic and diluted:
Distributed earnings to common stockholders	$—	$—
Undistributed earnings (loss) to common stockholders	(85.8)	(9.8)
Common stockholders earnings (loss)—basic and diluted	$(85.8)	$(9.8)

Common shares outstanding (weighted-average shares in millions):
Common shares outstanding for basic earnings per share	136.1	135.7
Effect of exchangeable debt	—	—
Effect of dilutive stock-based compensation	—	—
Common shares outstanding for diluted earnings per share	136.1	135.7

Basic and diluted earnings per share:
Distributed earnings	$—	$—
Undistributed earnings (loss)	(0.63)	(0.07)
Basic and diluted earnings (loss) per share	$(0.63)	$(0.07)

Potentially issuable common shares (in millions) excluded from earnings per share calculation due to anti-dilutive effect	7.9	2.4

NOTE 12 - Variable Interest Entities

SunCoke Middletown

SunCoke Middletown provides the Company annually with about 550,000 tons of metallurgical-grade coke and approximately 45 megawatts of electrical power under long-term supply agreements. Under those agreements, the Company will purchase all of the coke and electrical power generated from SunCoke Middletown’s plant through at least 2031. SunCoke Middletown is deemed to be a variable interest entity because the Company has committed to purchase all of the expected production from the facility and the Company has been determined to be the primary beneficiary. Thus, the financial results of SunCoke Middletown are required to be consolidated with the results of the Company with recognition of a noncontrolling interest, even though the Company has no ownership interest in SunCoke Middletown. Included in consolidated income (loss) before taxes was income before taxes related to SunCoke Middletown of $15.0 and $16.9 for the three months ended March 31, 2014 and 2013, respectively.

Vicksmetal/Armco Associates

The Company owns a 50% interest in Vicksmetal/Armco Associates (“VAA”), a joint venture with Vicksmetal Company, which is owned by Sumitomo Corporation. VAA slits electrical steel primarily for AK Steel, though also for third parties. AK Steel has determined that VAA meets the definition of a variable interest entity and the financial results of VAA are consolidated with the results of the Company, as the primary beneficiary.

NOTE 13 - Fair Value Measurements

The Company measures certain assets and liabilities at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date. In determining fair value, the Company uses various valuation approaches. The hierarchy of those valuation approaches is broken down into three levels based on the reliability of inputs as follows:

•	Level 1 inputs are quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

•
Level 2 inputs are inputs, other than quoted prices, that are directly or indirectly observable for the asset or liability. Level 2 inputs include model-generated values that rely on inputs either directly observed or readily-derived from available market data sources, such as Bloomberg or other news and data vendors. They include quoted prices for similar assets or liabilities in active markets, inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates and yield curves observable at commonly quoted intervals or current market) and contractual prices for the underlying financial instrument, as well as other relevant economic factors. Fair values of the Company’s derivative commodity contracts and foreign currency forward contracts are generated using forward prices that are derived from observable futures prices relating to the respective commodity or currency from sources such as the New York Mercantile Exchange (NYMEX) or the London Metal Exchange (LME). In cases where the derivative is an option contract (including caps, floors and collars), the Company’s valuations reflect adjustments made to valuations generated by the derivative’s counterparty. After validating that the counterparty’s assumptions relating to implied volatilities are in line with an independent source for these implied volatilities, the Company discounts these model-generated future values with discount factors designed to reflect the credit quality of the party obligated to pay under the derivative contract. Differing discount rates are applied to different contracts as a function of differing maturities and different counterparties. As of March 31, 2014, a spread over benchmark rates of less than 1.0% was used for derivatives valued as assets and for derivatives valued as liabilities. The Company has estimated the fair value of long-term debt based upon quoted market prices for the same or similar issues or on the current interest rates available to the Company for debt of similar terms and maturities.

•
Level 3 inputs are unobservable inputs for the asset or liability. Unobservable inputs are used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date. This level of categorization is not applicable to the Company’s valuations on a normal recurring basis other than for an immaterial portion of its pension assets.

The following table presents information about the Company’s assets and liabilities measured at fair value on a recurring basis:

	March 31, 2014			December 31, 2013
	Level 1	Level 2	Total	Level 1	Level 2	Total
Assets measured at fair value
Cash and cash equivalents	$31.1	$—	$31.1	$45.3	$—	$45.3
Other current assets:
Commodity hedge contracts	—	4.8	4.8	—	4.9	4.9
Other non-current assets:
Available for sale investments—cash and cash equivalents	11.6	—	11.6	18.6	—	18.6
Assets measured at fair value	$42.7	$4.8	$47.5	$63.9	$4.9	$68.8

Liabilities measured at fair value
Accrued liabilities:
Foreign exchange contracts	$—	$(0.1)	$(0.1)	$—	$(0.7)	$(0.7)
Commodity hedge contracts	—	(3.5)	(3.5)	—	(0.4)	(0.4)
Other non-current liabilities—commodity hedge contracts	—	(0.2)	(0.2)	—	(0.1)	(0.1)
Liabilities measured at fair value	$—	$(3.8)	$(3.8)	$—	$(1.2)	$(1.2)

Liabilities measured at other than fair value
Long-term debt, including current portions:
Fair value	$—	$(1,819.5)	$(1,819.5)	$—	$(1,659.9)	$(1,659.9)
Carrying amount	—	(1,657.8)	(1,657.8)	—	(1,507.0)	(1,507.0)

The carrying amounts of the Company’s other financial instruments do not differ materially from their estimated fair values at March 31, 2014 and December 31, 2013.

NOTE 14 - Derivative Instruments and Hedging Activities

The Company is subject to fluctuations of exchange rates on a portion of intercompany receivables that are denominated in foreign currencies and uses forward currency contracts to manage exposures to certain of these currency price fluctuations. These contracts have not been designated as hedges for accounting purposes and gains or losses are reported in earnings on a current basis in other income (expense).

The Company is exposed to fluctuations in market prices of raw materials and energy sources, as well as to the effect of market prices on the sale of certain commodity steel (hot roll carbon steel coils). The Company may use cash-settled commodity price swaps and options (including collars) to hedge the market risk associated with the purchase of certain of its raw materials and energy requirements and the sale of hot roll carbon steel coils. These derivatives are typically used with respect to a portion of the Company’s natural gas, nickel, iron ore, aluminum, zinc and electricity requirements. The Company’s hedging strategy is designed to mitigate the effect on earnings from the price volatility of these various commodity exposures. Independent of any hedging activities, price changes in any of these commodity markets could negatively affect operating costs or selling prices.

All commodity derivatives are marked to market and recognized as an asset or liability at fair value. The effective gains and losses for commodity derivatives designated as cash flow hedges of forecasted purchases of raw materials and energy sources are recorded in accumulated other comprehensive income (loss) on the Consolidated Balance Sheets and reclassified into cost of products sold in the same period as the earnings recognition of the associated underlying transaction. The effective gains and losses for hot roll carbon steel coils derivatives designated as cash flow hedges of forecasted sales are recorded in accumulated other comprehensive income on the Consolidated Balance Sheets and reclassified into net sales in the same period as the earnings recognition of the associated underlying transaction. Gains and losses on these designated derivatives arising from either hedge ineffectiveness or related to components excluded from the assessment of effectiveness are recognized in current earnings under cost of products sold or net sales, as appropriate. All gains or losses from derivatives for which hedge accounting treatment has not been elected are also reported in earnings on a current basis in net sales or cost of products sold.

The Company had the following outstanding commodity price swaps and options and forward foreign exchange contracts:

Commodity	March 31, 2014	December 31, 2013
Nickel (in lbs)	643,400	763,300
Natural gas (in MMBTUs)	2,160,000	3,240,000
Zinc (in lbs)	9,000,000	12,000,000
Electricity (in MWHs)	453,800	—
Iron ore (in metric tons)	1,763,900	190,735
Hot roll carbon steel coils (in short tons)	177,900	74,147
Foreign exchange contracts (in euros)	€12,945,000	€17,730,000

The following table presents the fair value of derivative instruments in the Condensed Consolidated Balance Sheets:

Asset (liability)	March 31, 2014	December 31, 2013
Derivatives designated as hedging instruments:
Other current assets—commodity contracts	$2.6	$2.6

Derivatives not designated as hedging instruments:
Other current assets—commodity contracts	2.2	2.3
Accrued liabilities:
Foreign exchange contracts	(0.1)	(0.7)
Commodity contracts	(3.5)	(0.4)
Other noncurrent liabilities—commodity contracts	(0.2)	(0.1)

The following table presents gains (losses) on derivative instruments included in the Condensed Consolidated Statements of Operations:

	Three Months Ended March 31,
Gain (loss)	2014	2013
Derivatives in cash flow hedging relationships—
Commodity contracts:
Reclassified from accumulated other comprehensive income into net sales (effective portion)	$—	$0.4
Reclassified from accumulated other comprehensive income into cost of products sold (effective portion)	2.7	3.5
Recognized in cost of products sold (ineffective portion and amount excluded from effectiveness testing)	—	5.8

Derivatives not designated as hedging instruments:
Foreign exchange contracts—recognized in other income (expense)	0.7	0.6
Commodity contracts:
Recognized in net sales	(3.6)	0.5
Recognized in cost of products sold	0.2	—

The following table lists the amount of gains (losses) before tax expected to be reclassified into cost of products sold within the next twelve months for the Company’s existing commodity contracts that qualify for hedge accounting, as well as the period of time over which the Company is hedging its exposure to the volatility in future cash flows:

Commodity Hedge	Settlement Dates	Gains (losses)
Natural gas	April 2014 to December 2014	$2.0
Zinc	April 2014 to December 2014	0.2
Electricity	June 2014 to September 2014	0.1
Iron ore	April 2014 to November 2014	(0.2)

NOTE 15 - Supplemental Cash Flow Information

The following table presents the net cash paid (received) during the period for interest, net of capitalized interest, and income taxes:

	Three Months Ended March 31,
	2014	2013
Net cash paid (received) during the period for:
Interest, net of capitalized interest	$2.6	$1.6
Income taxes	0.1	0.3

Included in net cash flows from operations was cash provided by SunCoke Middletown of $14.0 and $23.7 for the three months ended March 31, 2014 and 2013, respectively. Consolidated cash and cash equivalents at March 31, 2014 and December 31, 2013, includes $0.4 and $14.2, respectively, of cash and cash equivalents of SunCoke Middletown. There are no compensating balance arrangements or legal restrictions on the cash and cash equivalents of SunCoke Middletown, however, it is not available for the Company’s use.

The Company had non-cash capital investments during the three months ended March 31, 2014 and 2013, that had not been paid as of the end of the respective period. These amounts are included in accounts payable and accrued liabilities and have been excluded from the Condensed Consolidated Statements of Cash Flows. The Company also granted restricted stock to certain employees and restricted stock units to directors under the Stock Incentive Plan. The amounts of non-cash investing and financing activities were as follows:

	Three Months Ended March 31,
	2014	2013
Capital investments	$10.3	$6.9
Issuance of restricted stock and restricted stock units	3.1	2.3

NOTE 16 - Union Contracts

In February 2014, members of the United Steelworkers, Local 169, ratified a three-year labor agreement covering approximately 280 employees at the Mansfield Works. The new agreement expires on March 31, 2017. The existing contract had been scheduled to expire March 31, 2014.

An agreement with the International Association of Machinists and Aerospace Workers, Local 1943, which represents approximately 1,650 employees at the Middletown Works, is scheduled to expire on September 15, 2014. An agreement with the USWA, Local 1915, which represents approximately 100 employees at AK Tube in Walbridge, Ohio, is scheduled to expire on January 22, 2015. An agreement with the USWA, Local 1865, which represents approximately 820 employees at the Ashland Works, is scheduled to expire on March 1, 2015.

NOTE 17 - Supplemental Guarantor Information

AK Steel’s 8.75% Senior Secured Notes due December 2018, 7.625% Senior Notes due May 2020, 8.375% Senior Notes due April 2022 (collectively, the “Senior Notes”) and 5.00% Exchangeable Senior Notes due November 2019 (the “Exchangeable Notes”) are governed by indentures entered into by AK Holding and its 100%-owned subsidiary, AK Steel. In April 2014, the Company designated two 100%-owned subsidiaries, AK Tube LLC and AK Steel Properties, Inc., as guarantor subsidiaries of the Senior Notes. Under the terms of the indentures, AK Holding and the guarantor subsidiaries each fully and unconditionally, jointly and severally, guarantee the payment of interest, principal and premium, if any, on each of the notes comprising the Senior Notes.

With respect to the Exchangeable Notes, under the terms of the indenture AK Holding fully and unconditionally, jointly and severally, guarantees the payment of interest, principal and premium, if any, on such notes. AK Holding remains the sole guarantor of the Exchangeable Notes.

The presentation of the supplemental guarantor information reflects all investments in subsidiaries under the equity method of accounting. Net income (loss) of the subsidiaries accounted for under the equity method is therefore reflected in their parents’ investment accounts. The principal elimination entries eliminate investments in subsidiaries and inter-company balances and transactions. The following supplemental condensed consolidating financial statements present information about AK Holding, AK Steel, the guarantor subsidiaries of the Senior Notes and the other non-guarantor subsidiaries after the addition of AK Tube and AK Steel Properties as guarantors in April 2014.

Condensed Consolidated Statements of Comprehensive Income (Loss)
Three Months Ended March 31, 2014

	AK Holding	AK Steel	Guarantor Subsidiaries of the Senior Notes	Other Non-Guarantor Subsidiaries	Eliminations	Consolidated Company
Net sales	$—	$1,315.1	$67.8	$124.8	$(124.2)	$1,383.5
Cost of products sold (exclusive of items shown separately below)	—	1,303.9	49.6	99.3	(117.2)	1,335.6
Selling and administrative expenses (exclusive of items shown separately below)	1.6	58.9	2.8	7.5	(10.6)	60.2
Depreciation	—	42.5	1.0	5.2	—	48.7
Pension and OPEB expense (income)	—	(25.7)	—	—	—	(25.7)
Total operating costs	1.6	1,379.6	53.4	112.0	(127.8)	1,418.8
Operating profit (loss)	(1.6)	(64.5)	14.4	12.8	3.6	(35.3)
Interest expense	—	31.7	—	0.5	—	32.2
Other income (expense)	—	(3.8)	1.6	0.3	—	(1.9)
Income (loss) before income taxes	(1.6)	(100.0)	16.0	12.6	3.6	(69.4)
Income tax expense (benefit)	—	(4.6)	5.8	(0.8)	1.4	1.8
Equity in net income (loss) of subsidiaries	(84.5)	10.9	—	—	73.6	—
Net income (loss)	(86.1)	(84.5)	10.2	13.4	75.8	(71.2)
Less: Net income attributable to noncontrolling interests	—	—	—	14.9	—	14.9
Net income (loss) attributable to AK Steel Holding Corporation	(86.1)	(84.5)	10.2	(1.5)	75.8	(86.1)
Other comprehensive income (loss)	(24.2)	(24.2)	—	—	24.2	(24.2)
Comprehensive income (loss) attributable to AK Steel Holding Corporation	$(110.3)	$(108.7)	$10.2	$(1.5)	$100.0	$(110.3)

Condensed Consolidated Statements of Comprehensive Income (Loss)
Three Months Ended March 31, 2013

	AK Holding	AK Steel	Guarantor Subsidiaries of the Senior Notes	Other Non-Guarantor Subsidiaries	Eliminations	Consolidated Company
Net sales	$—	$1,283.7	$67.2	$149.6	$(130.7)	$1,369.8
Cost of products sold (exclusive of items shown separately below)	—	1,200.2	48.4	125.4	(121.7)	1,252.3
Selling and administrative expenses (exclusive of items shown separately below)	1.5	50.6	2.6	7.1	(10.2)	51.6
Depreciation	—	43.7	1.1	3.8	—	48.6
Pension and OPEB expense (income)	—	(15.9)	—	—	—	(15.9)
Total operating costs	1.5	1,278.6	52.1	136.3	(131.9)	1,336.6
Operating profit (loss)	(1.5)	5.1	15.1	13.3	1.2	33.2
Interest expense	—	30.7	—	0.3	—	31.0
Other income (expense)	—	(2.1)	1.7	2.2	—	1.8
Income (loss) before income taxes	(1.5)	(27.7)	16.8	15.2	1.2	4.0
Income tax expense (benefit)	—	(9.7)	6.9	(0.5)	0.5	(2.8)
Equity in net income (loss) of subsidiaries	(8.4)	9.6	—	—	(1.2)	—
Net income (loss)	(9.9)	(8.4)	9.9	15.7	(0.5)	6.8
Less: Net income attributable to noncontrolling interests	—	—	—	16.7	—	16.7
Net income (loss) attributable to AK Steel Holding Corporation	(9.9)	(8.4)	9.9	(1.0)	(0.5)	(9.9)
Other comprehensive income (loss)	(19.7)	(19.7)	—	(1.1)	20.8	(19.7)
Comprehensive income (loss) attributable to AK Steel Holding Corporation	$(29.6)	$(28.1)	$9.9	$(2.1)	$20.3	$(29.6)

Condensed Consolidated Balance Sheets
March 31, 2014

	AK Holding	AK Steel	Guarantor Subsidiaries of the Senior Notes	Other Non-Guarantor Subsidiaries	Eliminations	Consolidated Company
ASSETS
Current assets:
Cash and cash equivalents	$—	$15.6	$0.2	$15.3	$—	$31.1
Accounts receivable, net	—	452.8	31.5	37.0	(22.4)	498.9
Inventory, net	—	625.7	17.9	51.6	(7.5)	687.7
Deferred tax assets, current	—	70.2	—	0.2	—	70.4
Other current assets	0.3	34.1	0.4	3.4	—	38.2
Total current assets	0.3	1,198.4	50.0	107.5	(29.9)	1,326.3
Property, plant and equipment	—	5,262.3	94.9	527.2	—	5,884.4
Accumulated depreciation	—	(3,924.2)	(68.9)	(46.9)	—	(4,040.0)
Property, plant and equipment, net	—	1,338.1	26.0	480.3	—	1,844.4
Other non-current assets:
Investment in Magnetation LLC	—	—	—	186.5	—	186.5
Investment in affiliates	(2,913.8)	1,421.5	—	—	1,492.3	—
Inter-company accounts	2,585.3	(3,529.6)	1,298.4	(378.6)	24.5	—
Other non-current assets	—	133.4	33.0	91.8	—	258.2
TOTAL ASSETS	$(328.2)	$561.8	$1,407.4	$487.5	$1,486.9	$3,615.4
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$—	$565.4	$9.3	$43.4	$(0.7)	$617.4
Accrued liabilities	—	166.1	2.9	6.7	—	175.7
Current portion of long-term debt	—	0.6	—	—	—	0.6
Current portion of pension and other postretirement benefit obligations	—	72.9	—	0.5	—	73.4
Total current liabilities	—	805.0	12.2	50.6	(0.7)	867.1
Non-current liabilities:
Long-term debt	—	1,657.2	—	—	—	1,657.2
Pension and other postretirement benefit obligations	—	903.3	—	4.7	—	908.0
Other non-current liabilities	—	110.1	—	0.4	—	110.5
TOTAL LIABILITIES	—	3,475.6	12.2	55.7	(0.7)	3,542.8
Total stockholders’ equity (deficit)	(328.2)	(2,913.8)	1,395.2	31.0	1,487.6	(328.2)
Noncontrolling interests	—	—	—	400.8	—	400.8
TOTAL EQUITY	(328.2)	(2,913.8)	1,395.2	431.8	1,487.6	72.6
TOTAL LIABILITIES AND EQUITY	$(328.2)	$561.8	$1,407.4	$487.5	$1,486.9	$3,615.4

Condensed Consolidated Balance Sheets
December 31, 2013

	AK Holding	AK Steel	Guarantor Subsidiaries of the Senior Notes	Other Non-Guarantor Subsidiaries	Eliminations	Consolidated Company
ASSETS
Current assets:
Cash and cash equivalents	$—	$16.8	$—	$28.5	$—	$45.3
Accounts receivable, net	—	492.4	25.2	35.9	(28.3)	525.2
Inventory, net	—	520.0	19.2	58.5	(11.1)	586.6
Deferred tax assets, current	—	69.4	—	0.2	—	69.6
Other current assets	0.3	43.9	0.2	2.1	—	46.5
Total current assets	0.3	1,142.5	44.6	125.2	(39.4)	1,273.2
Property, plant and equipment	—	5,258.4	94.9	518.6	—	5,871.9
Accumulated depreciation	—	(3,881.7)	(67.9)	(42.2)	—	(3,991.8)
Property, plant and equipment, net	—	1,376.7	27.0	476.4	—	1,880.1
Other non-current assets:
Investment in Magnetation LLC	—	—	—	187.8	—	187.8
Investment in affiliates	(2,772.4)	1,393.8	—	—	1,378.6	—
Inter-company accounts	2,551.1	(3,479.7)	1,269.6	(372.9)	31.9	—
Other non-current assets	—	141.0	33.0	90.6	—	264.6
TOTAL ASSETS	$(221.0)	$574.3	$1,374.2	$507.1	$1,371.1	$3,605.7
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$—	$550.5	$6.3	$45.6	$(0.6)	$601.8
Accrued liabilities	—	133.6	2.9	6.4	—	142.9
Current portion of long-term debt	—	0.8	—	—	—	0.8
Current portion of pension and other postretirement benefit obligations	—	85.4	—	0.5	—	85.9
Total current liabilities	—	770.3	9.2	52.5	(0.6)	831.4
Non-current liabilities:
Long-term debt	—	1,506.2	—	—	—	1,506.2
Pension and other postretirement benefit obligations	—	960.6	—	4.8	—	965.4
Other non-current liabilities	—	109.6	—	0.4	—	110.0
TOTAL LIABILITIES	—	3,346.7	9.2	57.7	(0.6)	3,413.0
Total stockholders’ equity (deficit)	(221.0)	(2,772.4)	1,365.0	35.7	1,371.7	(221.0)
Noncontrolling interests	—	—	—	413.7	—	413.7
TOTAL EQUITY	(221.0)	(2,772.4)	1,365.0	449.4	1,371.7	192.7
TOTAL LIABILITIES AND EQUITY	$(221.0)	$574.3	$1,374.2	$507.1	$1,371.1	$3,605.7

Condensed Consolidated Statements of Cash Flows
Three Months Ended March 31, 2014

	AK Holding	AK Steel	Guarantor Subsidiaries of the Senior Notes	Other Non-Guarantor Subsidiaries	Eliminations	Consolidated Company
Net cash flows from operating activities	$(1.3)	$(142.4)	$9.7	$16.4	$(7.4)	$(125.0)
Cash flows from investing activities:
Capital investments	—	(7.5)	(0.7)	(5.6)	—	(13.8)
Other investing items, net	—	7.0	—	(0.2)	—	6.8
Net cash flows from investing activities	—	(0.5)	(0.7)	(5.8)	—	(7.0)
Cash flows from financing activities:
Net borrowings under credit facility	—	150.0	—	—	—	150.0
Redemption of long-term debt	—	(0.2)	—	—	—	(0.2)
Debt issuance costs	—	(3.3)	—	—	—	(3.3)
Purchase of treasury stock	(0.9)	—	—	—	—	(0.9)
Inter-company activity	2.2	(4.8)	(8.8)	4.0	7.4	—
SunCoke Middletown distributions to noncontrolling interest owners	—	—	—	(27.8)	—	(27.8)
Other financing items, net	—	—	—	—	—	—
Net cash flows from financing activities	1.3	141.7	(8.8)	(23.8)	7.4	117.8
Net increase (decrease) in cash and cash equivalents	—	(1.2)	0.2	(13.2)	—	(14.2)
Cash and equivalents, beginning of period	—	16.8	—	28.5	—	45.3
Cash and equivalents, end of period	$—	$15.6	$0.2	$15.3	$—	$31.1

Condensed Consolidated Statements of Cash Flows
Three Months Ended March 31, 2013

	AK Holding	AK Steel	Guarantor Subsidiaries of the Senior Notes	Other Non-Guarantor Subsidiaries	Eliminations	Consolidated Company
Net cash flows from operating activities	$(1.3)	$(29.7)	$10.0	$26.3	$(12.3)	$(7.0)
Cash flows from investing activities:
Capital investments	—	(13.6)	(0.1)	(2.8)	—	(16.5)
Other investing items, net	—	1.6	—	(0.8)	—	0.8
Net cash flows from investing activities	—	(12.0)	(0.1)	(3.6)	—	(15.7)
Cash flows from financing activities:
Redemption of long-term debt	—	(0.2)	—	—	—	(0.2)
Debt issuance costs	—	(1.5)	—	—	—	(1.5)
Purchase of treasury stock	(0.6)	—	—	—	—	(0.6)
Inter-company activity	1.9	(6.0)	(9.8)	1.6	12.3	—
SunCoke Middletown distributions to noncontrolling interest owners	—	—	—	(9.1)	—	(9.1)
Other financing items, net	—	(1.8)	—	0.7	—	(1.1)
Net cash flows from financing activities	1.3	(9.5)	(9.8)	(6.8)	12.3	(12.5)
Net increase (decrease) in cash and cash equivalents	—	(51.2)	0.1	15.9	—	(35.2)
Cash and equivalents, beginning of period	—	203.6	—	23.4	—	227.0
Cash and equivalents, end of period	$—	$152.4	$0.1	$39.3	$—	$191.8